NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 20, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 06, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewteen SunTrust Banks, Inc. and BB&T Corporation became effective after the market close on December 06, 2019. Each Depository Shares (Each Representing 1/4,000th Interest in a share of Perpetual Preferred Stock, Series A) of SunTrust Banks, Inc. was converted into one share of Depository Shares (each representing 1/4,000th Interest in a share of Perpetual Preferred Stock, Series I) of BB&T Corporation (Name to be changed to Truist Financial Corporation). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 09, 2019.